Exhibit 99.1

Spirit AeroSystems Names Cambone to Board of Directors

WICHITA, Kan., Oct. 23, 2019 -- Spirit AeroSystems (NYSE: SPR) today announced Steve Cambone, Ph.D., a renowned cybersecurity expert and educator, has joined its board of directors effective October 22, 2019.

"Steve brings world-class knowledge of cybersecurity in the context of private sector and government, which are both key to Spirit’s strategy to grow and diversify the company,” said Spirit AeroSystems Chairman of the Board Bob Johnson. “We are excited to have him join the full board, as well as serve on both the Risk Committee and the Audit Committee."

Cambone currently serves as an Associate Vice Chancellor for Research for the Texas A&M University System. In this role, he regularly collaborates with a wide range of faculty engaged in cybersecurity research and with external stakeholders. Prior to joining A&M, Cambone founded his own consulting company, and held a variety of positions with QinetiQ North America, providing technology development and product solutions to commercial and military customers. Cambone served in the Department of Defense from 2001 – 2006 in a variety of roles including his appointment as the Pentagon’s first undersecretary of defense for intelligence.

Cambone received his Ph.D. and Master’s degrees in Political Science from Claremont Graduate School and his Bachelor’s degree in Political Science from The Catholic University of America.

On the web: www.spiritaero.com

On Twitter: @SpiritAero

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Contacts:
Media:	Keturah Austin, Corporate Communications
(316) 523-2611
keturah.austin@spiritaero.com

About Spirit AeroSystems

Spirit AeroSystems designs and builds aerostructures for both commercial and defense customers. With headquarters in Wichita, Kansas, Spirit operates sites in the U.S., U.K., France and Malaysia. The company's core products include fuselages, pylons, nacelles and wing components for the world's premier aircraft. Spirit AeroSystems focuses on affordable, innovative composite and aluminum manufacturing solutions to support customers around the globe. More information is available at www.spiritaero.com.